Exhibit 99.1

Landec Corporation Reports First Quarter Fiscal Year 2011 Results

MENLO PARK, Calif.--(BUSINESS WIRE)--September 28, 2010--Landec Corporation (Nasdaq:LNDC), today reported results for the first quarter of fiscal year 2011 ended August 29, 2010. Revenues for the first quarter of fiscal year 2011 were $65.0 million compared to revenues of $60.9 million for the first quarter a year ago. Net income was $2.3 million or $0.09 per share in the first quarter of fiscal year 2011 compared to $2.2 million or $0.08 per share for the first quarter of last year.

“For the first quarter of fiscal year 2011, we generated $2.3 million in net income and $4.4 million of positive cash flow from operations,” stated Gary Steele, Chairman and CEO of Landec. “Gross profit for the first quarter of fiscal year 2011 increased $2.9 million to $11.8 million compared to the first quarter of fiscal year 2010, while gross margin improved 3.6 percentage points to 18.2% compared to 14.6% during the first quarter last year, and also increased by 2.1 percentage points compared to 16.1% in the prior quarter. Landec’s hyaluronan-based biomaterials subsidiary, Lifecore Biomedical, Inc., completed its first full quarter under Landec’s ownership and generated $6.4 million in revenues with a gross margin of 47% generating $3.0 million in gross profit. Overall revenues for Landec increased 7% during the first quarter of fiscal year 2011 compared to last year’s first quarter. Revenue growth during the first quarter of fiscal year 2011 was adversely impacted by Apio, Inc., Landec’s food subsidiary, due to delays in harvesting certain export products that we expect to ship in the second quarter. In addition, Apio has exited some low margin business, including the breakeven to low-margin domestic buy/sell business, which had generated $1.8 million in revenues during last year’s first quarter. We still believe that we will realize revenue growth in our Apio food business for all of fiscal year 2011. The gross margin for all of Apio increased to 12.8% in the first quarter of fiscal year 2011 from 12.6% during the first quarter last year.”

Net income for the first quarter of fiscal year 2011 increased $120,000 compared to the first quarter of last year primarily due to net income before taxes from Lifecore of $694,000. This increase in net income was partially offset by (1) $212,000 of operating expenses incurred by Landec Ag due to amending the agreement with Monsanto at the end of the second quarter of 2010, (2) a $217,000 increase in research and development expenses for our Technology Licensing business, (3) a $181,000 decrease in interest income primarily due to lower cash balances due to the acquisition of Lifecore, and (4) a $226,000 increase in interest expense due to the debt associated with the acquisition of Lifecore.

Landec’s First Quarter of Fiscal Year 2011 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, September 29, 2010, during which senior management of Landec will present an overview of results for the first quarter of fiscal year 2011. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 238-1641 or (703) 639-1162 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, October 6, 2010 by calling (888) 266-2081 or (703) 925-2533, code #1483786.

Landec is a materials science company, leveraging its capability in polymer science and bio-application development in order to commercialize new products within a variety of life science fields, including food, agricultural, personal care and medical device applications. With its Intelimer® polymers, Landec is able to customize its proprietary polymer materials for each application through the manipulation of controlled release, temperature activation and biocompatibility properties. Landec’s subsidiary, Apio, has leveraged Landec’s BreatheWay® membrane to become the leader in U.S. fresh-cut specialty vegetables. Landec Ag offers a full solution of seed coatings and enhancements that work with the latest genetic technologies to drive continuous improvements in crop yield. Landec has also commercialized dozens of personal care, industrial and adhesive products through its long-standing partner relationships. With its recent acquisition of Lifecore Biomedical, Landec is now a premium supplier of hyaluronan-based biomaterials to the ophthalmic, orthopedic and veterinary markets worldwide. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the integration of Lifecore’s operations into the Company, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2010 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands)

	August 29, 2010	May 30, 2010
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$50,634	$48,238
Accounts and income taxes receivable, net	20,922	20,105
Inventories, net	18,070	16,107
Notes and advances receivable	701	241
Deferred taxes	1,364	1,262
Prepaid expenses and other current assets	2,227	2,989
Total Current Assets	93,918	88,942

Property and equipment, net	50,573	50,161
Intangible assets, net	57,214	57,256
Other assets	4,024	3,838
Total Assets	$205,729	$200,197

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$18,254	$14,703
Accrued compensation	2,046	2,043
Other accrued liabilities	2,946	3,277
Deferred revenue	2,704	3,391
Current portion of long-term debt	4,329	4,521
Total Current Liabilities	30,279	27,935

Long-term debt	18,826	19,249
Deferred revenue	500	1,000
Deferred taxes	9,278	8,801
Other non-current liabilities	11,172	10,737

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	118,678	117,730
Accumulated other comprehensive loss, net of taxes	(331)	(179)
Retained earnings	15,510	13,206
Total Stockholders' Equity	133,884	130,784
Noncontrolling interest	1,790	1,691
Total Equity	135,674	132,475
Total Liabilities and Stockholders’ Equity	$205,729	$200,197

LANDEC CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF INCOME (In thousands, except per-share data) (unaudited)

	Three Months Ended
	August 29,	August 30,
	2010	2009
Revenues:
Product sales	$62,261	$58,392
Services revenues	1,065	1,166
License fees and R&D and royalty revenues	1,627	1,385
Total revenues	64,953	60,943

Cost of revenues:
Cost of product sales	52,286	51,172
Cost of services revenues	850	901
Total cost of revenues	53,136	52,073

Gross profit	11,817	8,870

Operating costs and expenses:
Research and development	2,232	939
Selling, general and administrative	5,652	4,570
Total operating costs and expenses	7,884	5,509
Operating income	3,933	3,361

Interest income	107	288
Interest expense	(227)	(1)
Other expense	(58)	—
Net income before taxes	3,755	3,648
Income tax expense	(1,352)	(1,282)
Consolidated net income	2,403	2,366
Noncontrolling interest	(99)	(182)
Net income applicable to Common Stockholders	$2,304	$2,184

Diluted net income per share	$0.09	$0.08

Shares for diluted net income per share	26,719	26,716

LANDEC CORPORATION

FIRST QUARTER ENDED AUGUST 29, 2010

QUESTIONS AND ANSWERS

1) Based on your results for the first quarter, are you going to change your guidance for the year? If not, could you please remind us of your guidance for fiscal year 2011?

We are not changing our guidance at this time. Our original guidance was that revenues, including Lifecore, are expected to increase 15% or more compared to the $238 million in revenues in fiscal year 2010. Net income is expected to increase 25% to 40% in fiscal year 2011 compared to fiscal year 2010, after excluding the $3.7 million in non-recurring charges in fiscal year 2010 (see year end 2010 press release for a more detailed breakdown of our projected net income increase). The effective tax rate for fiscal year 2011 is projected to be 37%.

Cash flow from operations is projected to nearly double in fiscal year 2011 compared to fiscal year 2010 net cash flow from operations of $7.5 million. Capital expenditures, compared to fiscal year 2010 capital expenditures of $5.2 million, are projected to increase by approximately 20% in fiscal year 2011 due to completing a 40,000 square foot expansion of Apio’s value-added fresh-cut vegetable processing plant to meet projected increases in market share. We will also be making investments in equipment and productivity enhancing initiatives at both Apio and Lifecore.

2) Remind us of the rationale for buying Lifecore?

Landec is a materials science company focused on building and expanding its expertise in areas of high value material applications. Lifecore is a strategic purchase for Landec as it expands Landec’s polymer technology platforms to include the area of hyaluronan (“HA”) materials which are used in ophthalmic, orthopedics and veterinary markets worldwide. Additionally, the acquisition is accretive with projected incremental EBITDA in fiscal year 2011 of $7-8 million on revenues of $26-28 million. Lifecore’s gross margin is considerably higher than the gross margin realized by our food business as demonstrated by our results for the first quarter of fiscal year 2011 in which our overall gross margin increased to 18.2% compared to 14.6% in the year ago first quarter. As Landec develops new medical applications, Lifecore has the expertise to make and sell pharmaceutical grade products and has an experienced staff in quality assurance and regulatory affairs. Lastly, Landec and Lifecore technical teams are working together to seek synergistic applications for our polymer materials.

3) How is the roll out of Chiquita’s ripe and ready-to-eat avocado program progressing?

We are pleased with the progress that Chiquita is making. Chiquita’s distribution capabilities are now nationwide. The BreatheWay technology is performing as designed, maintaining shelf life for both retailers and consumers, and delivering fully ripened and ready- to-eat avocados. Chiquita is very positive about the avocado program. In addition to having year round sourcing and processing centers operational to support the avocado program, Chiquita is now actively marketing the product nationwide and is currently working with several large retailers.

4) What is happening with the vegetable tray category?

The category is starting to grow again slowly in units. The recent trend suggests that consumers are opting for smaller-size, lower-priced trays to address their continuing budget constraints.

5) How is the Monsanto program progressing?

The current focus is on laboratory science with the goal of field trials next spring.

6) How much of this year’s tax expense are you expecting to actually have to pay?

Because of the benefit of substantial net operating losses, primarily from the repurchase of subsidiary options, plus tax credit carryforwards, we are estimating that in fiscal year 2011 Landec will pay only 20% of our GAAP income tax expense in cash, for an effective cash tax rate of approximately 7%, resulting in the preservation of cash.

7) How many shares has the Company repurchased under its stock buyback plan?

From the initiation of the plan on August 19, 2010 through yesterday, September 27, 2010, we have repurchased 215,684 shares at a total price of $1.2 million.

8) What are Landec’s goals for the next 12 to 24 months?

Our goals are as follows: (1) grow Lifecore’s business and find technical synergies between Lifecore and Landec, (2) grow Apio’s food business and maintain Apio’s margins, (3) maintain a strong balance sheet, (4) continue to develop new technologies and applications in order to add new licensing partnerships, (5) support Chiquita with its roll-out plans for avocados, (6) support Monsanto with strong technical contributions over the next 12 months, and (7) find new applications for BreatheWay packaging technology. We see growth opportunities and we are expanding our investment in R&D to take advantage of these opportunities, while continuing the shift in revenue mix to higher margin businesses, as evidenced in the first quarter fiscal year 2011 results.

9) How do the results by line of business for the three months ended August 29, 2010 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended 8/29/10	Three months ended 8/30/09
Revenues:
Apio Value Added(a)	$39,645	$41,292
Apio Packaging (b)	913	564
Technology Subtotal	40,558	41,856
Apio Export (c)	16,483	17,702
Total Apio	57,041	59,558
HA	6,385	—
Tech. Licensing (d)	1,527	1,385
Total Revenues	64,953	60,943

Gross Profit:
Apio Value Added	5,611	5,865
Apio Packaging	752	516
Technology Subtotal	6,363	6,381
Apio Export	932	1,104
Total Apio	7,295	7,485
HA	2,995	—
Tech. Licensing	1,527	1,385
Total Gross Profit	11,817	8,870

R&D:
Apio	223	294
HA	1,054	—
Tech. Licensing	955	645
Total R&D	2,232	939

S,G&A:
Apio	3,021	3,063
HA	989	—
Corporate	1,642	1,507
Total S,G&A	5,652	4,570

Other (e):
Apio	(71)	(151)
HA	(258)	—
Corporate	(1,300)	(1,026)
Total Other	(1,629)	(1,177)

Net Income (Loss):
Apio	3,980	3,977
HA	694	—
Tech. Licensing	572	740
Corporate	(2,942)	(2,533)
Net Income	$2,304	$2,184

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP.

b) Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c) Apio’s Export business includes (1) its commission-based commodity export business, and (2) its commission-based domestic commodity buy/sell business through the fourth quarter of fiscal year 2010.

d) Included in Tech. Licensing are the Intellicoat license fees from Monsanto and Landec Ag's R&D expenses beginning in the third quarter of fiscal year 2010.

e) Included in Other are net interest income/(expense) and non-operating income/(expense) and income tax expense.

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 415-816-8868